Exhibit 99.1

ViralClear Announces Formation of Its Scientific Advisory Board

Westport, CT, July 20, 2020 (GLOBE NEWSWIRE) --

●	BioSig Subsidiary Enlists Seasoned Professionals in Emerging Infectious Diseases and Regulatory Development to Its Advisory Board
●	ViralClear Pharmaceuticals is Currently in Phase II Trials with Its Lead Asset Merimepodib in the Fight Against COVID-19

BioSig Technologies, Inc. (Nasdaq: BSGM) (“BioSig” or the “Company”) subsidiary, ViralClear Pharmaceuticals, Inc. (ViralClear), today announced the formation of its Scientific Advisory Board (SAB). The SAB will review all aspects of drug discovery and development and will advise the company on its mission to control emerging infections and viral diseases of special interest including COVID-19.

Initially, the external advisors of the SAB will consist of Robin Robinson, Ph.D., the former Head of Biomedical Advanced Research and Development Authority (BARDA), and J. Paul Waymack, M.D., ScD, formerly of the Food and Drug Administration (FDA).

Dr. Robinson, who serves currently as the Chief Scientific Officer for RenovaCare, Inc. (RCAR), brings extensive experience in the development of vaccines and pharmaceutical products from discovery and early development through advanced development towards regulatory approval. Thirty-eight (38) products supported by BARDA during his tenure at BARDA (2004-2016) were approved, licensed, or cleared by the FDA.

Dr. Waymack is a former FDA medical officer, a former Associate Professor of Medicine at the New Jersey School of Medicine and Dentistry, and the former chairman of the board of directors and chief medical officer of Kitov Pharma. He has had multiple patents granted and over 100 scientific publications in medical journals primarily related to the fields of immunology and infections. During his career he has also successfully brought multiple drugs and medical devices through clinical development to FDA approval.

“The quality of the SAB members reflects the interest in ViralClear’s assets, including merimepodib, for addressing the current COVID-19 pandemic and other serious viral infectious diseases that cause major economic disruptions” stated Jerome Zeldis, MD, PhD, the acting Chief Medical Officer and Head of ViralClear. “We are fortunate to be able to tap into their collective wisdom.”

Dr. Waymack stated, “As society now faces its greatest biological threat in over a century, it is critical that we develop new therapies to treat this pandemic. Based upon in vitro data, merimepodib appears to offer significant potential in treating COVID-19 patients. I am therefore honored to be able to participate in its development and to serve on ViralClear’s scientific advisory board. I look forward to working with the talented individuals serving on this board and with the company’s physicians and scientists.”

It is expected that other experienced scientists and clinicians will join the SAB over the next three to six months.

About BioSig Technologies

BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP(tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

About Merimepodib and ViralClear

BioSig’s Technologies, Inc (Nasdaq: BSGM) subsidiary, ViralClear Pharmaceuticals, Inc. (ViralClear), is seeking to develop a novel pharmaceutical called merimepodib to treat patients with COVID-19. Merimepodib is intended to be orally administered, and has demonstrated broad-spectrum in vitro antiviral activity, including strong activity against SARS-CoV-2 in cell cultures. Merimepodib was previously in development as a treatment for chronic hepatitis C and psoriasis by Vertex Pharmaceuticals Incorporated (Vertex), with 12 clinical trials (7 in phase 1 and 5 in phase 2) with over 400 subjects and patients and an extensive preclinical safety package was completed. A manuscript titled, “The IMPDH inhibitor merimepodib provided in combination with the adenosine analogue remdesivir reduces SARS-CoV-2 replication to undetectable levels in vitro”, was submitted to an online peer-reviewed life sciences journal. This manuscript is authored by Natalya Bukreyeva, Rachel A. Sattler, Emily K. Mantlo, John T. Manning, Cheng Huang and Slobodan Paessler of the UTMB Galveston National Laboratory and Dr. Jerome Zeldis of ViralClear as a corresponding author. This article highlights pre-clinical data generated under contract with Galveston National Laboratory at The University of Texas Medical Branch.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133